                                                                    EXHIBIT 99.1





                 HERCULES OFFSHORE CORPORATION
                 AND PREDECESSOR COMPANY

                 FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 1996
                 TOGETHER WITH AUDITORS' REPORT

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholder of
Hercules Offshore Corporation:

We have audited the accompanying balance sheet of Hercules Offshore Corporation (a Texas corporation) (the Company) as of December 31, 1996, and the related statement of income, shareholder's equity and cash flows of the Predecessor Company for the four months ended April 30, 1996, and the statement of income, shareholder's equity and cash flows of the Company for the eight months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Notes 1, 2 and 6 of the accompanying financial statements, the Company and the Predecessor Company have extensive transactions and relationships with their parent company, Trenergy (Malaysia) Berhad, their previous owners and certain affiliated companies including Hercules Rig Corp.
(HRC), Hercules Marine Services Corporation (HMSC) and Hercules Capital Corporation (HCC). Because of these relationships, the terms of these transactions are not necessarily indicative of those that would result from transactions among wholly unrelated parties.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hercules Offshore Corporation as of December 31, 1996, and the results of the operations and the cash flows of the Predecessor Company for the four months ended April 30, 1996, and the results of the operations and the cash flows of the Company for the eight months ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, the ownership of the Predecessor Company was acquired by Trenergy (Malaysia) Berhad in a purchase transaction effective as of April 30, 1996. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor Company based on their estimated fair values at April 30, 1996. Accordingly, the financial statements of Hercules Offshore Corporation are not comparable to those of the Predecessor Company.


                                                          ARTHUR ANDERSEN LLP


Houston, Texas
June 27, 1997

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                                 BALANCE SHEETS

                                                                                      December 31,     September 30,
                                                                                           1996             1997
                                                                                     --------------    -------------
                                       ASSETS                                                           (Unaudited)
                                       ------
CURRENT ASSETS:
  Cash                                                                                $   2,441,356      $    497,776
  Accounts receivable-
     Trade                                                                                7,089,358        13,014,380
     Other                                                                                1,121,320           152,530
     Receivables from HMSC (Note 6)                                                         811,761           604,186
     Receivables from Trenergy (Note 6)                                                       --            2,561,333
  Prepaid insurance                                                                         939,276         1,886,939
  Other current assets                                                                      261,204           268,186
  Deferred taxes                                                                            476,527           503,092
                                                                                      -------------      ------------
                                   Total current assets                                  13,140,802        19,488,422

RIGS, EQUIPMENT AND PROPERTY, net                                                        62,618,036        69,677,337

 EXCESS OF COST OVER ESTIMATED FAIR VALUE OF NET ASSETS
   ACQUIRED, net                                                                         17,262,846        16,259,978

OTHER ASSETS, net                                                                           750,474           876,678

RECEIVABLES FROM HRC (Note 6)                                                             1,667,974         2,179,798
                                                                                      -------------      ------------
                                                                                      $  95,440,132      $108,482,213
                                                                                      =============      ============

                        LIABILITIES AND SHAREHOLDER'S EQUITY
                        ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                                            $   8,445,026      $ 13,745,449
  Current portion of long-term debt                                                       1,500,000         1,543,200
  Current portion of capital lease obligation                                             1,613,794           343,598
  Note payable                                                                              672,874         1,631,910
  Amounts due to affiliates (Note 6)-
     Former shareholders                                                                    679,091           172,991
     Trenergy (Note 6)                                                                    1,550,336              --
                                                                                      -------------      ------------
                                   Total current liabilities                             14,461,121        17,437,148

REVOLVING LINE OF CREDIT                                                                  5,311,749         8,669,419

CAPITAL LEASE OBLIGATION                                                                     52,031              --

LONG-TERM DEBT                                                                           13,500,000        12,395,323

DEFERRED INCOME TAXES                                                                     7,605,340        10,133,012
                                                                                      -------------      ------------
                                   Total liabilities                                     40,930,241        48,634,902
                                                                                      -------------      ------------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK                                                                4,000,000         4,000,000

SHAREHOLDER'S EQUITY:
  Common stock, $1.00 par value, 18,034,384 shares authorized, issued and
     outstanding                                                                         18,034,384        18,034,384
  Additional paid-in capital                                                             29,965,616        29,965,616
  Retained earnings                                                                       2,509,891         7,847,311
                                                                                      -------------      ------------
                                   Total shareholder's equity                            50,509,891        55,847,311
                                                                                      -------------      ------------
                                                                                      $  95,440,132      $108,482,213
                                                                                      =============      ============


   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                              STATEMENTS OF INCOME



                                               Predecessor   |                        Hercules
                                                 Company     |                  Offshore Corporation
                                              -------------- |    ------------------------------------------------
                                                   Four      |         Eight            Five              Nine
                                                  Months     |        Months           Months            Months
                                                   Ended     |         Ended           Ended             Ended
                                                 April 30,   |      December 31,    September 30      September 30,
                                                    1996     |          1996            1996              1997
                                              -------------  |    --------------    ------------      -------------
                                                             |                       (Unaudited)       (Unaudited)
                                                             |
OFFSHORE DRILLING AND WORKOVER REVENUES       $  12,513,294  |      $ 34,900,936    $ 21,290,071      $  50,640,128
                                                             |
COSTS AND EXPENSES:                                          |
  Cost of operations                              9,833,416  |        22,500,008      14,081,010         31,191,361
  General and administrative                      1,310,306  |         3,029,117       2,022,762          4,289,185
  Depreciation and amortization                     660,749  |         3,269,308       1,894,859          4,340,582
                                              -------------  |     -------------    ------------      -------------
                                                 11,804,471  |        28,798,433      17,998,631         39,821,128
                                              -------------  |     -------------    ------------      -------------
INCOME FROM OPERATIONS                              708,823  |         6,102,503       3,291,440         10,819,000
                                                             |
INTEREST EXPENSE                                    471,087  |         1,079,942         602,088          1,534,748
                                              -------------  |     -------------    ------------      -------------
NET INCOME BEFORE INCOME TAXES                      237,736  |         5,022,561       2,689,352          9,284,252
                                                             |
INCOME TAX EXPENSE                                   98,845  |         2,512,670       1,381,349          3,676,832
                                              -------------  |     -------------    ------------      -------------
NET INCOME                                    $     138,891  |      $  2,509,891    $  1,308,003      $   5,607,420
                                              =============  |     =============    ============      =============



   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                       STATEMENTS OF SHAREHOLDER'S EQUITY




                                                             Common Stock              Additional
                                                       ----------------------------      Paid-In         Retained
                                                         Shares           Amount         Capital         Earnings
                                                       ------------   -------------   --------------  -------------
PREDECESSOR COMPANY:
  Balance, December 31, 1995                            18,034,384    $ 18,034,384    $     -         $  5,214,267
  Net income                                                -               -               -              138,891
                                                       -----------    ------------    ------------    ------------
  Balance, April 30, 1996                               18,034,384      18,034,384          -            5,353,158

HERCULES OFFSHORE CORPORATION:
  Purchase of stock by Trenergy                             -               -           29,965,616      (5,353,158)
  Net income                                                -               -               -            2,509,891
                                                       -----------    ------------    ------------    ------------
  Balance, December 31, 1996                            18,034,384      18,034,384      29,965,616       2,509,891
  Dividends (unaudited)                                     -               -               -             (270,000)
  Net income (unaudited)                                    -               -               -            5,607,420
                                                       -----------    ------------    ------------    ------------
  Balance, September 30, 1997 (unaudited)               18,034,384    $ 18,034,384    $ 29,965,616    $  7,847,311
                                                       ===========    ============    ============    ============



   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY

                            STATEMENTS OF CASH FLOWS

                                                 Predecessor   |                        Hercules
                                                   Company     |                  Offshore Corporation
                                               --------------- | --------------------------------------------------
                                                     Four      |        Eight             Five               Nine
                                                    Months     |        Months            Months            Months
                                                    Ended      |        Ended             Ended              Ended
                                                  April 30,    |     December 31,       Sept. 30,          Sept. 30,
                                                    1996       |         1996             1996               1997
                                               --------------  |   ---------------   ---------------    -------------
                                                               |                        (Unaudited)      (Unaudited)
                                                               |
CASH FLOWS FROM OPERATING ACTIVITIES:                          |
  Net income                                   $     138,891   |    $   2,509,891    $  1,308,003       $   5,607,420
  Adjustments to reconcile net income to net                   |
    cash provided by operating activities-                     |
       Depreciation and amortization                 660,749   |        3,269,308       1,894,859           4,340,852
       Deferred income taxes                         442,975   |        1,619,536         245,474           2,501,107
       (Increase) decrease in-                                 |
         Accounts receivable                         527,784   |       (2,301,359)     (1,828,943)         (4,956,232)
         Prepaids and other assets                   (80,767)  |         (689,440)       (354,074)         (1,219,358)
       Increase in-                                            |
         Accounts payable and accrued                          |
           liabilities                             1,359,060   |          707,604       3,179,232           5,030,523
                                               -------------   |    -------------    ------------       -------------
      Net cash provided by operating                           |
        activities                                 3,048,692   |        5,115,540       4,444,551          11,304,312
                                               -------------   |    -------------    ------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES:                          |
  Capital expenditures                            (3,204,324)  |      (14,186,178)    (11,212,272)         (9,562,776)
  Net payments from (advances to) HRC               (239,369)  |          214,583         190,762            (511,924)
  Net payments from (advances to) HMSC                18,908   |          (31,175)        (29,330)            207,575
                                               -------------   |   -------------     ------------       --------------
      Net cash used in investing activities       (3,424,785)  |      (14,002,770)    (11,050,840)         (9,867,125)
                                               -------------   |    -------------    ------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:                          |
  Proceeds from line of credit, net                  523,266   |        1,731,037       1,730,734           3,357,670
  Proceeds from issuance of notes payable            795,287   |        4,222,808       4,126,333           3,129,085
  Payments on notes payable                         (581,084)  |       (9,748,327)     (1,460,788)         (2,170,049)
  Proceeds from issuance of long-term debt            -        |       15,000,000          -                   -
  Payments on long-term debt                          -        |           -               -               (1,125,000)
  Payments on capital leases                        (429,935)  |       (1,861,456)       (978,109)         (1,954,704)
  Net borrowings from (payments to) Trenergy          -        |        1,150,336          -               (4,111,669)
  Net borrowings from (payments to) former                     |
   shareholders                                      202,076   |       (3,432,538)         -                 (506,100)
  Proceeds from issuance of preferred stock           -        |        4,000,000       4,000,000              -
                                               -------------   |    -------------    ------------       -------------
       Net cash provided by (used in)                          |
         financing activities                        509,610   |       11,061,860       7,418,170          (3,380,767)
                                               -------------   |    -------------    ------------       -------------
NET INCREASE (DECREASE) IN CASH                      133,517   |        2,174,630         811,881          (1,943,580)
                                                               |
CASH, beginning of period                            133,209   |          266,726         266,726           2,441,356
                                               -------------   |    -------------    ------------       -------------
CASH, end of period                            $     266,726   |    $   2,441,356    $  1,078,607       $     497,776
                                               =============   |    =============    ============       =============
SUPPLEMENTAL CASH FLOW INFORMATION:                            |
  Cash paid during the period for-                             |
     Interest                                  $     248,739   |    $     359,615  $      274,360       $   1,306,105
     Taxes                                           435,000   |          700,000         400,000             450,000
                                                               |
SUPPLEMENTAL NONCASH INVESTING AND FINANCING                   |
  ACTIVITIES:                                                  |
                                                               |
   Assets acquired through debt financing or                   |
     under capital lease                           1,671,241   |        2,306,758       1,996,851             696,000
     Dividends accrued on preferred stock             -        |                           -                  270,000


   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. BUSINESS AND ORGANIZATION:

Hercules Offshore Corporation (Hercules, HOC or the Company) is primarily engaged in contract drilling and workover services for oil and gas companies operating in the United States Gulf of Mexico.

The Company was incorporated in Texas in June 1993 to own and operate the offshore assets of a predecessor company. On September 1, 1993, Adway International Limited (Adway) acquired Hercules in an asset purchase for $13,780,000. On December 31, 1993, the owners of Adway entered into an agreement with Trenergy (Malaysia) Berhad (Trenergy), a Malaysia public company, to sell their 100 percent ownership of the Company to Trenergy. Adway was owned by two individuals to which, on January 11, 1994, Adway made a dividend of the shares of the Company. The Predecessor Company is also Hercules Offshore Corporation. On April 30, 1996, the Trenergy agreement was consummated, whereby Trenergy acquired 100 percent ownership of Hercules from the two shareholders for cash of $16 million and approximately 21.5 million shares of Trenergy's common stock which had an estimated value of $32 million resulting in a total estimated purchase price of approximately $48 million.
The acquisition was accounted for as a purchase, and the purchase price paid of approximately $48 million was "pushed down" to the financial statements of the Company and allocated to the assets and liabilities based on their estimated fair values at April 30, 1996. The purchase price paid exceeded net book value by approximately $28 million which was allocated to rigs, equipment and property, deferred tax liabilities and costs in excess of estimated fair value of net assets acquired. As a result, the accompanying financial statements are presented on two different cost bases. Because of these differences, the accompanying financial statements for the period prior to the acquisition are not comparable to those of the subsequent period.

The following table compares the balance sheet of the Predecessor Company at April 30, 1996, prior to and subsequent to the acquisition of the outstanding stock of the Predecessor Company by Trenergy:

                                                                    Prior to                         Subsequent to
                                                                  Acquisition     Adjustments         Acquisition
                                                                  -----------     -----------       ----------------
                                                                                  (In Thousands)
Current assets                                                    $   8,391,179   $      -           $  8,391,179
Rigs, equipment and property, net                                    38,484,927       9,785,114        48,270,041
Excess of cost over estimated fair value of net assets
  acquired                                                               -           18,154,283        18,154,283
Other noncurrent assets                                               1,229,825          -              1,229,825
                                                                  -------------   -------------     -------------
             Total assets                                         $  48,105,931   $  27,939,397      $ 76,045,328
                                                                  =============   =============     =============

Current liabilities                                               $  15,754,547   $      -           $ 15,754,547
Long-term debt                                                        6,384,901          -              6,384,901
Deferred income taxes                                                 2,578,941       3,326,939         5,905,880
Shareholder's equity                                                 23,387,542      24,612,458        48,000,000
                                                                  -------------   -------------     -------------
             Total liability and shareholder's equity             $  48,105,931   $  27,939,397      $ 76,045,328
                                                                  =============   =============     =============

The adjustments reflected in the table above result primarily from allocating the purchase price to rigs, equipment and property, deferred tax liabilities and costs in excess of estimated fair value of net assets acquired.

The following unaudited pro forma statements of income present the results of operations for the year ended December 31, 1996, as if the acquisition of the Predecessor Company by Trenergy had occurred on January 1, 1996, and assumes that there were no other changes in the operations of the Predecessor Company. The unaudited pro forma results are not necessarily indicative of the financial results that might have occurred had the transaction included in the pro forma statements actually taken place on January 1, 1996 nor are they indicative of future results.

                                  Predecessor         Hercules Offshore
                                   Company,              Corporation,           Pro Forma            Combined
                               January 1, 1996,          May 1, 1996,         Adjustments,          Pro Forma,
                                    Through                Through              Increase            Year Ended
                                April 30, 1996        December 31, 1996        (Decrease)       December 31, 1996
                              ------------------   -----------------------   ---------------    -----------------
                                                                   (Unaudited)
Offshore drilling and
  workover revenues              $ 12,513,294           $  34,900,936        $      -              $ 47,414,230
Costs and expenses                 11,804,471              28,798,433            698,874             41,301,778
                                 ------------           -------------        -----------           ------------
Income from operations                708,823               6,102,503           (698,874)             6,112,452
Interest expense                      471,087               1,079,942             -                   1,551,029
                                 ------------           -------------        -----------           ------------
     Net income before
       income taxes                   237,736               5,022,561           (698,874)             4,561,423

Income tax expense
  (benefit)                            98,845               2,512,670            (86,073)             2,525,442
                                 ------------           -------------        -----------           ------------
     Net income                  $    138,891           $   2,509,891          $(612,801)          $  2,035,981
                                 ============           =============        ===========           ============

The pro forma adjustments primarily represent additional depreciation and amortization expense and the related income tax expense effects.

The former shareholders of Hercules have guaranteed to Trenergy that the Company will achieve a designated level of earnings, as defined, for each of the five years following the closing of the sale. Should this guaranteed level not be achieved by Hercules, the former shareholders of the Company have agreed to remit a portion of the purchase price to Trenergy. As of December 31, 1996 no amounts were payable pursuant to this Agreement.

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES:

Revenue Recognition

Revenue from drilling operations under daywork contracts is recognized when earned; expenses on such contracts are charged to operations as incurred. Revenues consist primarily of day rates charged for the rigs plus other contract costs for mobilization fees and reimbursement for certain rig operating expenses.

Major Suppliers, Customers,
Credit Risk and Liquidity

Four suppliers individually accounted for approximately 22 percent, 21 percent, 15 percent and 10 percent, respectively, of the Predecessor Company's total purchases for the four months ended April 30, 1996, and two suppliers individually accounted for approximately 22 percent and 19 percent, respectively, of the Company's total purchases for the eight months ended December 31, 1996. The Company currently buys a majority of its equipment and supplies from these suppliers; however, management believes alternate sources of supply are available on comparable terms.

Two customers individually accounted for approximately 26 percent and 20 percent, respectively, of the Predecessor Company's offshore drilling and workover revenues for the four months ended April 30, 1996, and 28 percent and 11 percent, respectively, of the Company's offshore drilling and workover revenues for the eight months ended December 31, 1996. In the opinion of management, the loss of any individual customer would not have a material adverse effect on the Company's financial position or results of its operations.

A majority of the Company's trade receivables are from customers who are primarily engaged in the petroleum industry. This concentration of customers in one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of these trade receivables.

The Company's liquidity should be considered in light of the significant fluctuations in demand experienced by drilling contractors as rapid changes in oil and gas producers' expectations and budgets occur. These fluctuations can rapidly impact the Company's liquidity as supply and demand factors directly affect utilization and day rates, which are the primary determinants of cash flow from the Company's operations.

Hercules believes that its available funds, together with cash generated from operations, will be sufficient to fund its capital and debt service requirements for the remainder of 1997. Future cash flows are subject to a number of uncertainties, particularly the condition of the oil and gas industry and the related drilling activity in the United States Gulf of Mexico.

Rigs, Equipment and Property

The estimated useful lives used in determining depreciation rates and the recorded cost amounts of various assets associated with drilling operations as of December 31, 1996, are as follows:

                                                          Useful Lives
                                                           (In Years)
                                                         --------------
         Drilling and workover rigs and equipment              4-15         $ 64,732,586
         Furniture, fixtures and other                            4              203,327
         Less- Accumulated depreciation                                       (2,317,877
                                                                            ------------
                                                                            $ 62,618,036
                                                                            ============

Included in property, plant and equipment at December 31, 1996, are approximately $3,789,999 of assets held under capital leases.

Depreciation is calculated using the straight-line method over the estimated useful asset lives, net of estimated salvage values. During the four months ended April 30, 1996 and the eight months ended December 31, 1996, the Predecessor Company and the Company recorded depreciation expense of $660,749 and $2,317,877, respectively. During the four months ended April 30, 1996, and the eight months ended December 31, 1996, and for the nine months ended September 30, 1997 (unaudited), the Predecessor Company and the Company capitalized direct and indirect costs incurred in refurbishment of its drilling workover rigs and equipment including approximately $243,000, $947,000 and $571,000 (unaudited), respectively, of payroll-related and other costs of the Company's management which management believes are directly related to the refurbishment of their rigs and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

In July 1996, the Company purchased a nonoperative jack-up drilling rig (Rig
14) for $2.3 million and began refurbishment of the rig. The Company incurred approximately $2.0 million during 1996 and $4.0 million during the first nine months of 1997 in connection with the refurbishment and estimates that the cost to complete the refurbishment will be approximately $4 million. The cost of Rig 14 was included as construction in process and in rig equipment in the amounts of $4,449,880 and $8,410,960 at December 31, 1996, and September 30, 1997 (unaudited), respectively. The Company is currently funding capital expenditures related to the continuing rig refurbishment out of operating cash flows. Management of the Company believes that financing is available if needed for the completion of the rig refurbishment, although no assurances can be made that the Company will be able to obtain any financing. During 1997, the Company entered into an agreement with a shipyard to refurbish Rig 14 which management expects to be completed in December, 1997. During 1996 and through June 1997, the Company substantially refurbished a second jack-up drilling rig, which had previously been damaged for which approximately $7.6 million of costs, net of insurance proceeds of $1.3 million, was capitalized. Also during 1996, the Company and the Predecessor Company performed various enhancements to several rigs in its fleet including the installation of two topdrives and various enhancements to the rigs and drilling systems.

During the four months ended April 30, 1996, the eight months ended December 31, 1996, and the nine months ended September 30, 1997 an affiliate of the Predecessor Company and the Company, Hercules Marine Services Corporation
(HMSC) (see Note 6), billed the Predecessor Company and the Company approximately $264,000 and $1,184,000, and $1,899,000 (unaudited) respectively, for refurbishment work performed on various rigs owned by the Company.

In September, 1997, the Company received notice from Cliff's Drilling to purchase Rig 1 from the Company pursuant to the terms of the Company's lease agreement with Cliff's Drilling (unaudited). In October, 1997, Cliff's Drilling purchased Rig 1 from the Company for a purchase price of $4,250,000 and the Company recognized a gain on the sale of approximately $660,000 in October, 1997 (unaudited). The Company loaned $2,000,000 of the proceeds from the sale to its parent Trenergy (Notes 5 and 6). The Predecessor Company and the Company recognized day rate revenues for Rig 1 of $844,000 and $544,000 during the four months ended April 30, 1996 and the eight months ended December 31, 1996, respectively and the Company recognized revenues for Rig 1 of $748,000 during the nine months ended September 30, 1997 (unaudited).

Cost in Excess of Estimated
Fair Value of Assets Acquired

Cost in excess of estimated fair value of net assets acquired is amortized on a straight-line basis over the estimated period benefited, which management of the Company has deemed to be the average remaining life of drilling and workover rigs and equipment at April 30, 1996, of approximately 13 years. Management of the Company evaluates the realizability of cost in excess of estimated fair value of assets acquired as events or circumstances indicate a possible inability to recover its carrying amount. Accumulated amortization is $891,437 at December 31, 1996.

Deferred Costs

Hercules has incurred costs and paid fees in connection with various financing arrangements (see Notes 4 and 5). These costs, primarily legal fees, underwriters' costs and loan commitment fees, have been deferred and are included in other assets at December 31, 1996, and are being amortized into the results of operations over the term of the related financing instruments. Accumulated amortization of deferred costs is $62,669 at December 31, 1996.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the tax provision is determined based upon the liability method in which deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. SFAS No. 109 provides, in part, that a deferred tax asset shall be evaluated for realization based on a more-likely-than-not criteria.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The unaudited interim financial statements as of September 30, 1996 and 1997, and for the five months ended September 30, 1996 and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. ACCOUNTS PAYABLE
   AND ACCRUED LIABILITIES:

Accounts payable and accrued liabilities consist of the following at December 31, 1996:

                   Accounts payable                              $ 5,202,199
                   Accrued management bonuses                        846,000
                   Other accrued liabilities                       2,396,827
                                                                 -----------
                                                                 $ 8,445,026
                                                                 ===========

4. REVOLVING LINE OF CREDIT
   AND NOTE PAYABLE:

The Company has a revolving line-of-credit agreement with a bank under which borrowings are secured by trade receivables and bear interest payable monthly at rates based on the bank's prime rate plus .5 percent (8.75 percent at December 31, 1996). The agreement provides for a $6,500,000 line of credit subject to limitations based on amounts of eligible accounts receivable
outstanding.   In 1997, the Company and the bank extended the maturity of the line of credit to January 31, 1999; accordingly, the balances outstanding at December 31, 1996, have been reflected as long-term debt. Additionally in 1997, the amount of credit available was increased to $8,000,000 and then subsequently $9,000,000, and the interest rate was reduced to the bank's prime rate (unaudited). At December 31, 1996 and September 30, 1997, the amount of credit available was reduced by a letter of credit of $187,983 and $283,000 (unaudited), respectively, representing a security deposit for insurance. Borrowings pursuant to the line of credit at December 31, 1996, and September 30, 1997 were $5,311,749 and $8,669,419 (unaudited), respectively.
Approximately $500,000 was available under this facility at December 31, 1996. At September 30, 1997, there was no availability under this facility based upon the Company's calculation of its eligible borrowing base (unaudited).

The Company has financed a portion of its insurance premiums through a note payable. The principal amount remaining at December 31, 1996, on this note was $672,874.

5. LONG-TERM DEBT:

During the fourth quarter of 1996, the Company undertook a private debt placement offering whereby the Company had intended to raise $26 million. In December 1996, the Company borrowed a total of $15 million from a financial institution as described below. In October 1997, the Company borrowed an additional $8 million from a financial institution of which the Company loaned $5 million to its Parent Company, Trenergy (note 6) (unaudited). In addition, management of the Company believes that the remaining $3 million of financing is available if needed, although no assurances can be made that the Company will be able to obtain this financing.

At December 31, 1996, the Company's long-term debt of $15 million payable to a financial institution (the Lender) bore interest at 4-1/4 percent plus the three-month average LIBOR rate. Interest is due and payable quarterly together with principal payments based on a percentage (ranging from 2.5 percent to 3.75 percent during the term of the loan) of advances funded by the financial institution. The indenture pursuant to which the $15 million was borrowed requires the Company to maintain certain financial statement covenants, including a minimum tangible net worth, as defined, of $20,200,000 plus 50 percent of net income subsequent to June 30, 1996, and maximum annual capital expenditures ranging from $3.0 million to $4.5 million. The amount borrowed is secured by all the drilling and workover rigs and equipment of the Company.
The net proceeds of the $15 million indebtedness incurred were used to repay
(a) mortgage notes payable in connection with two of the Company's drilling rigs totaling approximately $7.9 million, (b) indebtedness of approximately $4.5 million outstanding pursuant to the Company's revolving credit agreement,
(c) to repay shareholder advances totaling $2 million and (d) general working capital purposes.

Scheduled principal payments on long-term debt are as follows:

               1997                                       $   1,500,000
               1998                                           1,557,600
               1999                                           1,615,200
               2000                                           1,846,200
               2001                                           2,077,200
               Thereafter                                     6,403,800
                                                          -------------
                                                          $  15,000,000
                                                          =============

In October, 1997 the Company borrowed an additional $8 million of long term debt from the Lender which bears an interest rate of three month LIBOR plus two percent from October 10, 1997 through April 10, 1998 and three month LIBOR plus two and one-half percent thereafter (unaudited).

6. RELATED-PARTY TRANSACTIONS:

Hercules Rig Corp.

Hercules Rig Corp. (HRC) and the Company are affiliated through a common board of directors and management. The accounts of HRC are not combined with those of the Company for financial reporting purposes.

Prior to 1994, Hercules leased Rig 25 from a third party and had paid a deposit of $1 million toward the purchase of the rig. During 1994, Hercules sold an option to purchase Rig 25 to HRC for $100,000 and HRC purchased the rig from the third party for $9.5 million (the total purchase price was $10.5 million, including the $1 million deposit paid by Hercules). Hercules has recorded the $1.1 million as a receivable from HRC. The Company entered into a two-year bareboat charter agreement with HRC, providing for a day rate of $2,500. Effective January 1, 1996, the bareboat charter was amended to provide for a day rate of $4,250 through December 22, 1996. Amounts due to the Company pursuant to the incremental day rate totaling $626,500 pursuant to this amendment have been recorded as a reduction of the Company's receivable from HRC at December 31, 1996. Once the term of this amendment expired, the lease was extended on a month-to-month basis at a day rate of $2,500 which will continue until terminated with one month's notice by either party. The indenture pursuant to which the $15 million of borrowings has been made from the Lender prohibits HRC from increasing the day rates to HOC (see Note 5).
The Company has accounted for the lease as an operating lease. During 1996 and prior years, the Company periodically incurred and paid certain capital improvements related to Rig 25 and has recorded approximately $1.2 million of these costs as accounts receivable from HRC, which results in an unsecured net receivable balance from HRC of $1,667,974 on the December 31, 1996, balance sheet.

During 1995, HRC incurred indebtedness of $4 million (secured by Rig 25) and loaned the $3.7 million net proceeds to the former shareholders of the Company who in turn loaned the $3.7 million to the Company pursuant to an interest-free loan. All interest expense and amortization of loan costs were initially recorded by HRC. Subsequent to December 31, 1996, and effective for the year ended December 31, 1996, HRC charged its shareholder who in turn charged the former shareholders of HOC who in turn charged the Company $349,467 of interest expense which HOC has recorded and reflected as a payable to the former shareholders of HOC and HRC has recorded as interest income and a receivable from the former shareholders of HOC as of December 31, 1996. On December 3, 1996, the Company repaid approximately $3,541,000 of its loan balance of approximately $3,754,000 directly to Tufton Oceanic Finance Corp. on behalf of HRC which constituted full repayment of HRC's outstanding loan balance. The Company's loan repayment was deemed to have been paid to the Company's former shareholders and as contributed capital to HRC from its shareholder. The amount of the Company's loan balance in excess of the amount paid to its former shareholders of approximately $213,000 has been included in the $679,091 payable to former shareholders in the Company's December 31, 1996, balance sheet of which $200,000 was paid by the Company to Trenergy who in turn paid the former shareholders during 1997 (unaudited).

Following is a summary of HRC's financial statements for the year ended December 31, 1996 (in thousands):

          Current assets                                            $    350
          Drilling rigs and equipment, net                            10,793
          Other                                                           12
                                                                    --------
                                                                    $ 11,155
                                                                    ========

          Current liabilities                                       $    242
          Amounts due to HOC                                           1,668
          Equity                                                       9,245
                                                                    --------
                                                                    $ 11,155
                                                                    ========

          Revenues                                                  $  1,542

          Net income                                                $    401

Effective January 1, 1997, HRC entered into an agreement with an affiliate of PLM Equipment Leasing Corporation of California (PLM) to bareboat-charter another jack-up rig (Rig 22) at a day rate of $5,500 for three years with an obligation to purchase the rig for $12,000,000 at the end of the lease term. Also effective January 1, 1997, the Company entered into a three-year agreement to bareboat-charter this jack-up rig from HRC at a day rate of $3,164 and has no obligation to purchase the rig from HRC. HRC has accounted for its lease as a capital lease in 1997. The Company has accounted for its lease with HRC as an operating lease in 1997. In December 1996, the Company received an advance of $1 million from Trenergy which the Company paid to PLM as a deposit on Rig
22. In January 1997, after entering into the lease with HRC, PLM returned the $1 million deposit to the Company who repaid the $1 million advance from Trenergy. At December 31, 1996, the Company had a $1 million deposit included in other accounts receivable and $1 million included in the total of $1,550,336 due to Trenergy.

Subsequent to December 31, 1996 and through September 30, 1997, the Company advanced an additional $512,000 to HRC for the payment of vendor invoices primarily related to capital expenditures on Rig 22 and 25 resulting in a net receivable balance of $2,179,798 net of collections made from HRC by HOC as of September 30, 1997 (unaudited).

Hercules Marine Services Corporation
------------------------------------

Hercules Marine Services Corporation (HMSC) is owned by Adway (see Note 1). HMSC and Hercules share a common board of directors and management. The accounts of HMSC are not combined with those of the Company for financial reporting purposes. During 1996, HMSC performed rig refurbishment work, the most substantial portion of which was for rigs owned by the Company for which HMSC billed the Company approximately $1.4 million during 1996.

Pursuant to a management services agreement, the Company provides all accounting and administrative services to HMSC and allocates a portion of its general and administrative costs to HMSC. The amounts allocated to HMSC by the Predecessor Company and the Company totaled $133,719 for the four months ended April 30, 1996, and $397,572 for the eight months ended December 31, 1996, respectively. At December 31, 1996, Hercules has a receivable balance of $811,761 from HMSC which includes $636,751 of principal and $175,000 of accrued interest on the outstanding balance which the Company recorded as interest income during 1996. Following is a summary of HMSC's unaudited financial statements for the year ended December 31, 1996 (in thousands):

          Current assets                                            $    134
          Fixed assets, net                                              510
                                                                    --------
                                                                    $    644
                                                                    ========

          Current liabilities including net payables to the
            Company of approximately $812                           $  1,670
          Stockholder deficit                                         (1,026)
                                                                    --------
                                                                    $    644
                                                                    ========

          Revenues                                                  $  2,183

          Net loss                                                  $   (295)

Subsequent to December 31, 1996 and through September 30, 1997, HMSC billed the Company approximately $1,899,000 for additional rig refurbishment related primarily to Rig 14 (unaudited). In addition, pursuant to the management services agreement, the Company allocated general and administrative expenses to HMSC of approximately $1,234,232 and made other working capital loans (net of repayments) of $457,157 resulting in a net receivable balance of $604,186 which includes $401,738 of principal and $202,448 of accrued interest at September 30, 1997 (unaudited).

Hercules Capital Corporation
----------------------------

Hercules Capital Corporation (HCC) is owned by an officer of the Company, who also serves as an officer of HRC and HMSC. Hercules makes quarterly payments to HCC of approximately $30,000 as set forth in a management services agreement between Hercules and HCC. At December 31, 1996, Hercules has a $60,000 payable, representing amounts payable to HCC for the last two quarters of 1996. In addition, Hercules has recorded a $100,000 payable representing a payment due HCC for services rendered by an officer of the Company during 1994. Subsequent to December 31, 1996, approximately $63,000 of these payables were paid plus approximately $60,000 for the quarterly payments related to the first two quarters of 1997 resulting in a payable to HCC of approximately $97,000 at April 30, 1997 (unaudited).

Other Transactions With Affiliates
----------------------------------

During 1995, the Company's former shareholders advanced approximately $700,000 to the Company for working capital purposes. The amount advanced is noninterest-bearing and had no designated repayment date. During 1996, Trenergy paid approximately $400,000 to the former shareholders to discharge $400,000 of the Company's obligation to the former shareholders. Accordingly, the Company's December 31, 1996, balance sheet reflects $400,000 in amounts due to affiliates (Trenergy). Also, included in amounts due to affiliates at December 31, 1996 (Trenergy) is approximately $150,000 in management fees for the year ended December 31, 1996, charged to the Company and paid by the Company in 1997 (unaudited). During the nine months ended September 30, 1997, Trenergy billed the Company and the Company recorded as expense and amount payable to affiliates arrangement fees of $150,000 for the period January 1 through July 1, 1997 (unaudited). Included in the $679,091 balance payable to former shareholders at December 31, 1996, is the remaining $300,000 noninterest-bearing advance received in 1995 together with the $213,511 balance outstanding on the $3.7 million loan made to the Company in 1995, and the $349,467 of interest expense from the former shareholders (see Hercules Rig Corp.) which HOC has recorded, net of $183,887 of various expenses paid on behalf of the former shareholders of HOC as an offset to the payable at December 31, 1996. Subsequent to December 31, 1996, (a) Trenergy paid $300,000 to the former shareholders to discharge the remaining $300,000 of shareholder advances received by the Company during 1995 (unaudited), (b) the Company repaid $700,000 to Trenergy in April 1997 (unaudited) and (c) the Company loaned $2.5 million at an interest rate of 6.5 percent to Trenergy pursuant to an agreement maturing June 30, 1998 (unaudited). In October 1997, the $2.5 million loan was amended by the Company to increase the amount available for borrowing to $7.0 million (unaudited). Also, in October 1997, the Company agreed to lend an additional $8.0 million at an interest rate ranging from the three month LIBOR plus 2.5 percent to the three month LIBOR plus 3 percent to Trenergy pursuant to another loan agreement maturing June 30, 1998 (unaudited). Of the total $15 million dollars available for borrowing by Trenergy pursuant to these loan agreements, Hercules has loaned a total of $11.5 million to Trenergy pursuant to their loan agreements and $3.5 million remains available to Trenergy as of October 29, 1997 (unaudited).

7. REDEEMABLE PREFERRED STOCK:

During 1996, the Company received $4 million in advances from Trenergy to be used for working capital purposes and rig improvements. On December 21, 1996, these advances were exchanged for 4 million shares of the Company's newly issued A Series preferred stock. The A series of preferred stock was created out of the authorized but unissued shares of the capital stock of the Company. The series was designated Series A Nonvoting Cumulative Preferred Stock, consisting of 4 million shares of no par value. The Series A preferred stock shareholders are entitled to receive dividends out of any funds legally available for that purpose at the annual dividend rate of $.09 on each outstanding share of such stock. No dividends may be declared and paid until on or after January 1, 2005, but such dividends shall accrue and become cumulative from the date of original issuance, whether or not earned or declared. As of September 30, 1997, $270,000 of dividends to Trenergy has been accrued (unaudited). At the option of the board of directors of the Company, the shares of Series A preferred stock may be redeemed in whole or in part on or after January 1, 2005, by the Company, at a redemption price of $1.00 per share plus all unpaid and accumulated dividends to such date.

8. INCOME TAXES:

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income tax as follows:

                                                  Four Months      Eight Months
                                                     Ended            Ended
                                                   April 30,       December 31,
                                                     1996             1996
                                                --------------    --------------

     Tax provision at the statutory rate              34%              34%
     Increase resulting from-
       Nondeductible amortization                      -                8
       Other nondeductible expenses                    6                2
       U.S. withholdings                               2                2
       Other                                           -                4
                                                      --               --
                                                      42%              50%
                                                      ==               ==

The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1996, is as follows:

 Deferred tax liabilities-
   Deferred tax liability related to drilling and workover rigs
     and equipment                                                  $10,837,366
   Other                                                                508,437
                                                                    -----------
                                                                     11,345,803

 Deferred tax assets-
   Tax net operating loss carryforwards                               2,345,451
   Alternative minimum tax credit carryforward                        1,395,012
   Other                                                                476,527
                                                                    -----------
                                                                      4,216,990
                                                                    -----------

 Deferred tax liability, net                                        $ 7,128,813
                                                                    ============

Under the Internal Revenue Code, a change in ownership of the Company can cause a limitation in the ability of the Company to use existing net operating losses
(NOLs) and credit carryforwards in any one year. In the opinion of management, any limitation caused by the change in ownership which occurred in 1996 will not materially limit the availability of NOLs.

9. COMMITMENTS AND CONTINGENCIES:

Hercules is currently involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, uninsured losses, if any, in excess of those accrued will not have a material adverse effect on Hercules' financial position or results of operations.

Lease Commitments

Certain noncancelable leases are classified as capital leases, and the leased assets are included in equipment, net, under drilling and workover rigs in net rigs, equipment and property balance in the Company's December 31, 1996, balance sheet. Other leases are classified as operating leases and are not capitalized.

At December 31, 1996, the future minimum lease payments under operating and capital leases are as follows:

                                                    Operating       Capital
                                                      Leases        Leases
                                                    -----------   -------------
  1997                                              $  198,406    $  1,713,496
  1998                                                 187,786          62,295
  1999                                                 183,161           6,943
  2000                                                  45,265           2,564
                                                    ----------    ------------

               Total                                $  614,618       1,785,298
                                                    ==========
  Less- Amounts representing interest                                 (119,473)
                                                                  ------------
               Net present value                                     1,665,825
  Less- Current portion of capital lease obligation                 (1,613,794)
                                                                  ------------
               Long-term capital lease obligation                 $     52,031
                                                                  ============

The total amount of rent expense recognized for the four months ended April 30, 1996, and for the eight months ended December 31, 1996, was $45,201 and $152,545, respectively. Additionally, for the four months ended April 30, 1996, and the eight months ended December 31, 1996, the Predecessor Company and the Company recognized bareboat charter hire expense of approximately $702,000 and $1,504,000, respectively, of which approximately $528,000 and $1,014,000, respectively, related to Rig 25 for each period.

Effective January 1, 1997, the Company entered into a lease for Rig 22 from HRC (see Note 6). The Company's lease commitment for this rig is $1,154,856 for each of the three years following January 1, 1997.

During 1997, the Company entered into an agreement with a shipyard, to refurbish Rig 14 which management expects will be completed in December, 1997. At September 30, 1997, the Company has incurred expenses of $6,000,000 and estimates the cost to complete the refurbishment at $4 million.

Self-Insurance

Hercules is self-insured for the deductible portion of its insurance coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures up to the deductible portion of Hercules' insurance coverages. Management believes that future claims and liabilities in excess of the amounts accrued are fully insured. Some of the Company's insurance provides for premium adjustments based on the claims experience of the Company and other participants of the insurance plan. Future events, claims or assessments may increase the Company's cost for this coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures.

Employment Agreements

Hercules has employment agreements with certain of its officers. The employment agreements with Hercules' officers provide for annual salaries and discretionary bonuses to be determined by the board of directors. In addition, they provide for guaranteed payments if the officers are terminated without cause.

During 1996, six employees participated in a management bonus plan sponsored by the Company. The plan provides for bonuses to be paid based on a percentage, determined at the discretion of the board of directors at the beginning of the year, of the Company's income before income taxes, as defined. In 1996, the Company recognized bonus expense of $835,500. For the nine months September 30, 1997, the Company recognized $300,000 in expense under a bonus plan structured in a similar manner based on a lower percentage of income before income taxes, as defined (unaudited).

401(k) Plan

Hercules has a defined contribution 401(k) savings plan for its employees meeting certain eligibility requirements. The plan provides that an employee may contribute up to 15 percent of his salary and Hercules may elect to match such contributions at its discretion up to the first 6 percent of an employee's eligible compensation contributed to the plan. For the four months ended April 30, 1996, and the eight months ended December 31, 1996, the Predecessor Company and the Company incurred $125,226 and $340,920, respectively in such contributions.

10.      SUBSEQUENT EVENT (UNAUDITED):

On May 9, 1997, Trenergy entered into a definitive stock purchase agreement to sell all of the outstanding stock of HOC for $145 million to Parker Drilling Company. The agreement is conditional upon Parker Drilling Company's acquisition of HRC for $50 million and is terminable if the transaction fails to close by December 31, 1997.